Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Pingtan Marine Enterprise Ltd on Form S-3 of our report dated April 1, 2013, with respect to our audits of the consolidated financial statements of Merchant Supreme Co., Ltd. as of December 31, 2012 and 2011 and for the years ended December 31, 2012 and 2011 appearing on Form 8K/A (amendment #1) (file no. 13732409) of Pingtan Marine Enterprise Ltd. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp

New York, New York

April 18, 2013